Exhibit 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                              :      Chapter 11
                                    :
TELEPAD CORPORATION                 :
                                    :      Bankruptcy No. 99-633(PJW)
               Debtor.              :
------------------------------------------------------------------------------


                    AMENDED DISCLOSURE STATEMENT ACCOMPANYING
           AMENDED PLAN OF REORGANIZATION PROPOSED BY KURT F. GWYNNE,
                CHAPTER 11 TRUSTEE FOR DEBTOR TELEPAD CORPORATION
                            DATED SEPTEMBER 28, 1999


ERIC LOPEZ SCHNABEL                             KURT F. GWYNNE
KLETT LIEBER ROONEY & SCHORLING              CHAPTER 11 TRUSTEE FOR
A Professional Corporation                      TELEPAD CORPORATION
One Commerce Center, Suite 1001                 Two Logan Square, 12th Floor
1201 Orange Street                           Philadelphia, PA 19103-2756
Wilmington, DE 19801                         (215) 567-7500
(302) 651-0335

Proposed Counsel
for Chapter 11 Trustee

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.      OVERVIEW OF THE PLAN...................................................2

II.     SIGNIFICANT EVENTS PRECEDING THE DEBTOR'S FILING OF ITS
        VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 OF THE
        BANKRUPTCY CODE ON MARCH 17, 1999......................................3
        A.     The Debtor's Acquisition of L&E Mobile Computer Mounts, Inc.....3
        B.     The Debtor's Sale of $1,500,000 in Convertible Notes............5
        C      Viasystems f/k/a Pagg Corporation's Asserted Possessory
               Lien on Kitted Inventory........................................6

III.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 BANKRUPTCY
        PROCEEDING.............................................................6
        A.     Approval of Factoring Agreement with Commerce Funding
               Corporation.....................................................6
        B.     Appointment of The Official Committee of Unsecured Creditors....6
        C.     Litigation Among The Debtor, L&E, LeMaire and Eisenberger.......7
        D      Debtor's Inability/Ability to Use Cash Collateral...............8
        E.     The Claims Against the Directors and Officers Liability
               Policy, The Expiration of the Policy and the Resignation
               of the Debtor's Directors and Officers..........................8
        F.     The Appointment of a Chapter 11 Trustee.........................9
        G.     The Status of the Estate as of the Appointment of The
               Chapter 11 Trustee..............................................9
        H.     The Termination of the Debtor's Employees.......................9
        I.     The Montgomery County Bids and The Status of Contract
               Negotiations...................................................10
        J.     The Status of Negotiations With L&E............................11
        K.     The Status of Negotiations With Cycomm.........................12
        L.     The Complaint to Avoid the Lenders' Security Interests.........13

IV.     SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS..............13
        A.     Unclassified Claims............................................13
               1.     Allowed Administrative Expense Claims...................13
               2.     Allowed Tax Priority Claims.............................14
        B.     Classified Claims..............................................14
               1.     Class 1 Claim - The Viasystems f/k/a Pagg Allowed
                      Secured Claim...........................................14
               2.     Class 2 Claims - Lenders' Allowed Secured Claims........15
               3.     Class 3 Claims - Other Priority Claims..................15
               4.     Class 4 Claims - Non-Priority Unsecured Claims..........15
               5.     Class 5 - Interests.....................................16

V.      DUTIES AND RESPONSIBILITIES OF DISBURSING AGENT.......................16

VI.     FUNDING OF THE PLAN...................................................16

VII.    BAR DATE;  DISPUTED CLAIMS OR INTERESTS AND SEGREGATION OF
        RESERVES..............................................................16

VIII.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
        REJECTION CLAIMS......................................................17

IX.     RETENTION AND ENFORCEMENT OF CLAIMS BELONGING TO THE DEBTOR
        AND/OR THE ESTATE.....................................................17

X.      RETENTION OF JURISDICTION.............................................18

XI.     BEST INTERESTS OF CREDITORS TEST-HYPOTHETICAL CHAPTER 7
        LIQUIDATION ANALYSIS..................................................18

XII.    VOTING AND CONFIRMATION OF THE PLAN...................................18
        A.     In General.....................................................18
        B.     Voting Procedures and Requirements.............................20

XIII.   EFFECT OF CONFIRMATION................................................20
        A.     Parties in Interest are Bound by the Plan......................21
        B.     Extinguishing of Class 5 Interests.............................21
        C.     Revesting of Property of the Estate............................21
        D.     No Discharge of Debtor.........................................21
        E.     No Discharge or Release of Affiliates, Insiders or Other
               Third Parties..................................................21
        F.     Injunction.....................................................21
        G.     Release of Claims..............................................21
        H.     Exculpation....................................................21
        I.     Release and Discharge of Duties................................22

XIV.    REQUEST FOR CONFIRMATION UNDER SECTION 1129(b) OF THE CODE............22

PROPONENT'S RECOMMENDATION....................................................23

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                               :        Chapter 11
                                    :
TELEPAD CORPORATION,                :        Case No. 99-633 (PJW)
                                    :
EIN #52-1680936                     :
                      Debtor.       :
------------------------------------:

             AMENDED DISCLOSURE STATEMENT ACCOMPANYING AMENDED PLAN
              OF REORGANIZATION PROPOSED BY THE CHAPTER 11 TRUSTEE
                            DATED SEPTEMBER 28, 1999

     THE CHAPTER 11 TRUSTEE OF TELEPAD CORPORATION, KURT F. GWYNNE (the "Trustee"), BELIEVES THAT THE AMENDED PLAN OF REORGANIZATION DATED SEPTEMBER 28, 1999 (the "Plan") IS IN THE BEST INTERESTS OF THE CREDITORS OF THE ESTATE OF TELEPAD CORPORATION (the "Debtor"). CREDITORS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT AND THE ACCOMPANYING PLAN PRIOR TO VOTING. EACH CREDITOR MUST MAKE ITS OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT THE PLAN IS ACCEPTABLE TO THAT CREDITOR.

     The Trustee seeks confirmation of the Plan and submits this Disclosure Statement in connection with the Trustee's solicitation of acceptances of the Plan. The information contained in this Disclosure Statement, including the information concerning the Debtor's business and the liquidation of the Debtor's assets, is included in this Disclosure Statement for purposes of soliciting acceptances of the Plan. All defined terms and phrases used in this Disclosure Statement and not otherwise defined in this Disclosure Statement shall have the meanings ascribed to them in the Plan, or as indicated in the Plan, the meaning ascribed to those terms in the Bankruptcy Code, 11 U.S.C. Section 101-1330, or the Federal Rules of Bankruptcy Procedure.

     Requirements for confirmation of the Plan, including a vote to accept the Plan by at least one impaired class of Claim(s) and certain of the statutory findings that must be made by the Bankruptcy Court, are described below under the caption "Voting and Confirmation of the Plan." This Disclosure Statement is a summary of the most important provisions of the Plan. THE SUMMARY CONTAINED IN THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN ITSELF. TO THE EXTENT THAT THIS DISCLOSURE STATEMENT CONFLICTS WITH THE PLAN, THE PLAN SHALL GOVERN.

     A true and correct copy of the Plan is attached as Exhibit A.

I. OVERVIEW OF THE PLAN

     The Plan provides for the payment of Allowed Secured Claims in full by deferred cash payments totaling at least the allowed amount of such Claim. The Plan provides for the payment in full of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims from the proceeds of Property of the Estate, including inventory, accounts, equipment, Causes of Action, the Montgomery County bids and/or contracts, general intangibles and any other Property of the Estate (to the extent such property is not encumbered) in the order of priority set forth in Section 507 of the Bankruptcy Code. The Plan further contemplates the payment, Pro Rata, of Allowed Unsecured Nonpriority Claims out of the proceeds of such Property of the Estate.

     The Plan generally contemplates the liquidation of the Debtor's assets, including inventory, accounts, equipment, general intangibles and the Causes of Action. The Plan further contemplates the completion of negotiations concerning the bid submitted by the Debtor and L&E Computer Mobile Mounts, Inc. (the "MC Installation Bid") in response to the TRW RFP No. X01098.PSDS-R002 dated October 12, 1998 (a request for proposals) from Montgomery County, Maryland concerning the installation of ruggedized mobile subscriber equipment and the performance under any contract for such installation (the "MC Installation Contract"). On June 22, 1999, Montgomery County advised the Debtor that the MC Installation Bid was the highest scored bid for that project. Contract negotiations commenced on September 9, 1999.

     In addition, the Plan contemplates the Debtor's performance under the Debtor's bid (the "MC PC Bid") in response to the TRW RFP No. X01098.PSDS-S004 dated October 12, 1998 (a request for proposals) from Montgomery County, Maryland concerning the purchase of PCMobile computers and any resulting contract for the sale of such PCMobile computers to Montgomery County (the "MC PC Contract"). Contract discussions concerning an MC PC Contract also commenced on September 9, 1999.

     Montgomery County has advised the Debtor that the county will not complete a contract with the Debtor if the Debtor is not "out of Chapter 11" within thirty (30) days from September 9, 1999. Although the Trustee intends to meet that deadline, the Trustee is pursuing an alternative. Specifically (and without waiving the Debtor's rights and remedies against Montgomery County for enforcing that deadline), the Trustee is currently negotiating agreements with other vendors interested in purchasing the Debtor's interests in the MC Installation Bid, the MC Installation Contract, the MC PC Bid, and the MC PC Contract.

     If the Plan is not confirmed on a relatively short timetable, the Debtor will likely not be able to benefit from the MC Installation Bid and MC PC Bid. If such bids proceed to the MC Installation Contract and the MC PC Contract, those contracts may result in as much as Nine Hundred Fifteen Thousand Five Hundred Dollars ($915,500) to the Estate, less certain expenses. In contrast, those contracts would have little, if any value, in a Chapter 7 because Montgomery County would refuse to enter into any contract with the Debtor if it has not successfully reorganized.

     The Plan generally provides that executory contracts and unexpired leases shall be rejected effective as of the Petition Date.

     The Disbursing Agent under the Plan will be the Trustee or such other person designated in a writing by The Official Committee of Unsecured Creditors (the "Committee") filed and served upon the Trustee prior to the Confirmation Hearing.

     As the Debtor is insolvent, the Plan provides that holders of Allowed Interests shall be extinguished and shall not receive any Property of the Estate under the Plan. Therefore, the holders of Allowed Interests are deemed to have rejected the Plan and are not entitled to vote on the Plan.

     The Debtor will not receive a discharge under the Plan because the Plan provides for the liquidation of substantially all of the Debtor's assets.

     For all of the reasons set forth in this Disclosure Statement, the Trustee believes that confirmation and consummation of the Plan is preferable to any other alternative and is in the best interests of the estate. Therefore, the Trustee urges all holders of impaired Claims to vote to ACCEPT the Plan.

II. SIGNIFICANT EVENTS PRECEDING THE DEBTOR'S FILING OF ITS VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE ON MARCH 17, 1999.

     A. The Debtor's Acquisition of L&E Mobile Computer Mounts, Inc.

     The Debtor is a publicly-traded Delaware corporation with former headquarters in Herndon, Fairfax County, Virginia. The Debtor designs, develops and markets mobile computing and communications systems for customers, such as police departments, with mobile field workers in remote locations. From 1993 through 1996, the Debtor concentrated primarily in the development and manufacture of its computer hardware line.

     In 1996, Donald Barrett, the Debtor's former CEO, attempted to expand the Debtor's operations through acquisitions. As part of those expansion efforts, Barrett considered acquiring all of the stock in L&E Mobile Computer Mounts, Inc. ("L&E"). L&E was engaged primarily in the installation of ruggedized computer hardware in the public safety sector.

     On May 27, 1998, the Debtor entered into a Share Purchase Agreement with Christine LeMaire and Dean N. Eisenberger, the sole shareholders of L&E. Pursuant to the Share Purchase Agreement, LeMaire and Eisenberger received, inter alia, One Million Three Hundred Thousand Dollars ($1,300,000) in cash for all of the stock in L&E (the "L&E Stock"). In addition, LeMaire and Eisenberger received 900,000 shares of common stock in the Debtor and 950,000 shares of preferred stock in the Debtor. LeMaire and Eisenberger continued to manage the business operations of L&E after the sale of the L&E Stock.

     The Debtor also agreed to pay LeMaire and Eisenberger an additional cash payment on the third anniversary of the Share Purchase Agreement based upon L&E's financial performance over that time (the "Earn-Out Payment"). The amount of the Earn Out-Payments was contingent upon the financial success of L&E.

     In exchange for the L&E Stock, the Debtor also executed and delivered to L&E a Promissory Note in the amount of Three Hundred Thirty Three Thousand Dollars ($333,000), which was payable on July 27, 1998 (the "Note"). The Share Purchase Agreement also required Debtor to make a $333,333 working capital payment to L&E on the first anniversary, and $333,334 working capital payment on the second anniversary, of the Share Purchase Agreement. If L&E did not cancel or sought to enforce payment under the Note (or the other working capital payments) and such payment was actually made, LeMaire and Eisenberger's percentage of participation in the Earn-Out Payment would decrease.

     To secure the Debtor's obligations to LeMaire, Eisenberger and L&E, the Debtor executed a Pledge and Security Agreement (the "Pledge Agreements") in favor of each of LeMaire, Eisenberger and L&E. Under the Pledge Agreements, the Debtor granted a security interest in the L&E Stock to LeMaire, Eisenberger and L&E.

     Upon the Debtor's acquisition of the L&E Stock, L&E became a wholly-owned subsidiary of the Debtor. Pursuant to the Share Purchase Agreement, L&E was required to dividend to the Debtor a sum sufficient to pay L&E's stand-alone tax liability. The Debtor also contends that L&E was required to change its accounting method from a cash basis to an accrual basis for the purpose of making such dividends. L&E asserts that it was not required to change its accounting method on any schedule, but rather had the discretion to determine when it would do so.

     The Note was not paid on July 27, 1998. The Debtor contends that L&E, through Eisenberger, appeared to be "on board" with the proposal for L&E to borrow the funds from a third party and cancel the Note. The Debtor contends that L&E's borrowing of funds from a third party would have enabled L&E to maintain a higher Earn-Out Payment for LeMaire and Eisenberger. LeMaire and Eisenberger maintain that L&E did not agree to forego payment under the Note, but rather demanded payment on the Note by October 13, 1998.

     The Debtor maintains that it informed L&E that a tax dividend in the amount of $263,835 was due to the Debtor on June 30, 1998. LeMaire and Eisenberger maintain that based on the Share Purchase Agreement no such taxes were due.

     On November 20, 1998, LeMaire and Eisenberger sent a Notice of Default-Election of Remedies to the Debtor (the "Election of Remedies"). The Election of Remedies, which was drafted by LeMaire and Eisenberger's counsel, stated that LeMaire and Eisenberger had taken title to the L&E Stock. LeMaire and Eisenberger took action to purportedly transfer the L&E Stock to themselves. The Debtor asserts that the Election of Remedies was a surprise because Eisenberger had informed the Debtor that LeMaire and Eisenberger would consider the Debtor's proposal for L&E's borrowing of the working capital from a third party.

     On January 21, 1999, LeMaire and Eisenberger issued another letter to the Debtor in which they asserted that the transaction set forth in the Share Purchase Agreement was "rescinded." The January 21, 1999, letter was drafted by counsel for LeMaire and Eisenberger. A Dunn & Bradstreet report stated that the Debtor's acquisition of L&E "did not take place." (1)

     On March 17, 1999 (the "Petition Date"), due to the Election of Remedies and the January 21, 1999, recission notice, the Debtor filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code before the Honorable Peter J. Walsh in the United States Bankruptcy Court for the District of Delaware.

     B. The Debtor's Sale of $1,500,000 in Convertible Notes

     Prior to the Petition Date on May 27, 1998, the Debtor sold convertible notes totaling approximately $1.5 million to the following private investors (the "Lenders"):

(i) Balmore Funds, S.A., (ii) Austost Anstalt Schaan, (iii) Beeston Investments, Ltd., (iv) Ellis Enterprises Ltd., (v) Investor LLC, (vi) The Gross Foundation, Inc., and (vii) The Hewlett Fund, Inc. The Notes, which matured on May 27, 1999, bear interest at the rate of eight percent (8%) per annum.

     The Debtor granted a security interest to the Lenders in substantially all of the Debtor's assets, except the L&E Stock. The Lenders filed a UCC-1 financing statement with the Virginia Department of State, the Delaware Department of State and

--------

     (1) The Plaintiffs claim that the Dunn & Bradstreet quote is misleading.

the New York Secretary of State. The Lenders, however, did not file a UCC-1 financing statement in the Office of the Clerk for Fairfax County, Virginia.

     Balmore (and perhaps other Lenders) intends to assert that New York or Delaware law governs the perfection of their security interests. Balmore further intends to assert that it was properly perfected under the law of New York or Delaware. The Trustee, however, believes that Virginia law governs the issue of the Lenders' perfection. As Virginia law required a local filing in the Office of the Clerk for Fairfax County, Virginia, the Trustee believes that the Lenders' security interests will be avoided, and the Lenders will be deemed unsecured nonpriority creditors.

     C. Viasystems f/k/a Pagg Corporation's Asserted Possessory Lien on Kitted Inventory

     Viasystems f/k/a Pagg Corporation ("Viasystems f/k/a Pagg") is holding and asserting a common law possessory lien on approximately one hundred (100) units of kitted inventory, which is being held in Viasystems f/k/a Pagg's warehouse in Massachusetts. Kitted inventory is inventory that is almost completed but for additional testing and minor assembly. The Trustee believes that the value of the one hundred units of kitted inventory is approximately $200,000 to $300,000. Viasystems f/k/a Pagg asserts that it is owed approximately $40,000 by the Debtor.

III. SIGNIFICANT EVENTS DURING THE CHAPTER 11 BANKRUPTCY PROCEEDING

     A.   Approval of Factoring Agreement with Commerce Funding Corporation

     On April 13, 1999, the Bankruptcy Court entered a Final Order Authorizing Debtor in Possession to Continue Factoring Agreement and To Obtain Credit Pursuant to Section 364 (the "Factoring Order"). The Factoring Order authorized the Debtor to maintain its pre- petition factoring agreement with Commerce Funding Corporation ("Commerce") where the Debtor had the consent of Balmore Funds or Bankruptcy Court approval to factor any particular receivable. Pursuant to the factoring agreement, Commerce advances eighty percent (80%) of an account receivable to the Debtor and receives an assignment of that invoice. The factoring agreement provides for interest on outstanding balances at prime plus three percent (3%) per annum until Commerce is repaid. In addition, Commerce charges One Thousand Dollars ($1,000) for each month that a receivable is outstanding.

     Commere has factored the account receivable under the Time Warner Agreement. Specifically, Commerce has paid the Debtor's estate $105,000 for such account receivable, which totaled approximately $131,000. Time Warner has not paid Commerce, however, because the Debtor stated that it will not complete the contract unless Time Warner pays an additional $15,000 to the Debtor's estate to cover, in part, increased costs due to Time Warner's delay. The Trustee has been negotiating with Time Warner concerning the terms of completing the Time Warner Agreement. Time Warner has recently suggested that it will pay the additional $15,000 if the Debtor provides assurances that it will complete the Time Warner Agreement. If Time Warner agrees to pay the additional $15,000, the Debtor may be able to complete the contract without a net loss going forward. If the Debtor does not complete the contract, Commerce will have a $105,000 administrative expense claim against the Debtor's estate.

     B.   Appointment of The Official Committee of Unsecured Creditors

     On May 13, 1999, pursuant to Section 1102(a)(1) of the Bankruptcy Code, the United States Trustee filed a Notice of Appointment of Committee of Unsecured Creditors. As set forth in that notice, the United States Trustee appointed the following creditors to the Committee: (i) Sanmina Corp., (ii) Distributed Database Consulting, Inc., (iii) Gamber Johnson, and (iv) GWD Services, Inc. The Committee is represented by Michael B. Schaedle of Blank Rome Comisky & McCauley, LLP, located at One Logan Square, Philadelphia, PA 19103.

     C.   Litigation Among The Debtor, L&E, LeMaire and Eisenberger

     On April 15, 1999, LeMaire, Eisenberger, and L&E (collectively, the "Plaintiffs") filed a Complaint for Declaratory Relief Or, in the Alternative, Motion for Relief from the Automatic Stay (the "Complaint") thereby commencing adversary proceeding #99-110 (the "Adversary Proceeding") in the Bankruptcy Court. In the Complaint, the Plaintiffs sought, inter alia, an order declaring that L&E had properly and effectively foreclosed upon the L&E Stock thereby eliminating the Debtor's ownership in L&E.

     On April 28, 1999, the Debtor filed an Answer and Counterclaim in the Adversary Proceeding. In the Answer, the Debtor asserted, inter alia, a fraudulent conveyance counterclaim against the Plaintiffs. The Debtor sought an order providing, inter alia, that the Plaintiffs had improperly (i) noticed their intent to foreclose upon the Stock because the Election of Remedies was issued by LeMaire and Eisenberger rather than L&E, (ii) purported to rescind the Share Purchase Agreement where the Plaintiffs had failed to repay the $1,300,000 to the Debtor and had not made the tax payment dividend to the Debtor, and (iii) noticed the strict foreclosure upon the L&E Stock in violation of the Uniform Commercial Code. The Debtor further challenges the Election of Remedies and the recission notice as an unenforceable penalty.

     On June 29 and 30, 1999, the Bankruptcy Court conducted a trial on the merits of the Adversary Proceeding. The Plaintiffs have filed their post-trial memorandum. The Plaintiffs and the Trustee have executed a stipulation extending the

Trustee's time for filing its post-trial memorandum pending the resolution of continuing settlement negotiations.

     The Plaintiffs also filed a motion to compel the Debtor to assume or reject the Share Purchase Agreement as an "executory contract" within the purview of
Section 365 of the Bankruptcy Code. The Trustee, however, believes that the Share Purchase Agreement is not an executory contract, but rather constitutes part of a secured transaction between the Debtor and the Plaintiffs. If the Plaintiffs are correct, the Debtor would be forced (i) to assume the Share Purchase Agreement and to cure all alleged defaults thereunder, which the Plaintiffs allege to include at least $700,000 in payments on put stock and approximately $667,000 in working capital payments or (ii) to reject the Share Purchase Agreement and, the Plaintiffs assert, lose or weaken the Debtor's claims against the Plaintiffs.

     As discussed more fully below, the Trustee is attempting to settle its disputes with the Plaintiffs. If the Trustee is unable to do so, the Trustee intends to file its post-trial memorandum and to continue prosecuting its counterclaims against the Plaintiffs.

     D.   Debtor's Inability/Ability to Use Cash Collateral

     On April 8, 1999, the Lenders moved the Bankruptcy Court for an order seeking, inter alia, adequate protection for or to further prohibit the Debtor from using the Lenders' purported cash collateral. A hearing was held on July 21, 1999, and on July 27, 1999, the Bankruptcy Court entered an order precluding the Debtor's further use of cash collateral without further order by the Bankruptcy Court (the "Cash Collateral Order").

     On or about September 17, 1999, the Trustee filed an Emergency Motion of Kurt F. Gwynne, Chapter 11 Trustee of Telepad Corporation to Authorize Interim Use of Property Pursuant to 11 U.S.C. ss. 363 and Fed.R.Bankr.P. 4001 (the "Cash Collateral Motion"). On September 22, 1999, the Bankruptcy Court executed an Interim Consent Order authorizing the Trustee to utilize cash collateral to pay Bill Jones the approximate sum of $7,900, plus $6,000 per month compensation as a consultant for the months of September and October 1999 (subject to Bankruptcy Court approval of the application to employ Mr. Jones as a consultant). The Interim Consent Order also authorized the Trustee to utilize additional cash collateral in an amount not exceeding $26,000 to pay direct costs and administrative expenses associated with the MC Installation Contract and MC PC Contract Projects, costs and expenses associated with marshaling the Debtor's books and records, costs and expenses associated with preparing the Debtor's inventory for sale, and any other administrative expense claims incurred in the ordinary course of operating the Debtor's business or in discharging the Trustee's duties. A final hearing on the Cash Collateral Motion was scheduled for October 8, 1999.

     E. The Claims Against the Directors and Officers Liability Policy, The Expiration of the Policy and the Resignation of the Debtor's Directors and Officers

     By a letter dated July 29, 1999, counsel for the Committee notified the Debtor's officers and directors, and Reliance Insurance Company of Illinois (the issuer of the Debtor's D&O insurance policy) of certain claims against the Debtor's D&O insurance policy #NDA0148307 (the "D&O Policy"). Specifically, counsel for the Committee placed such parties on notice of claims arising out of, inter alia, Donald Barrett's gross negligence, bad faith, recklessness, or carelessness in suffering the consequences of the alleged default under the Stock Purchase Agreement where the Debtor's lenders had offered funding that would have eliminated the default. Counsel for the Committee also notified Reliance of claims relating to LeMaire's purported foreclosure on the L&E Stock while she was a Director of Telepad (although LeMaire claims that she was not aware of such status).

     Thereafter, all of the Debtor's officers and directors resigned. On August 10, 1999, the D&O Policy expired.

     F.   The Appointment of a Chapter 11 Trustee

     Upon the resignation of the Debtor's officer and directors, counsel for Balmore Funds, S.A., filed an Emergency Motion for the Appointment of a Chapter 11 Trustee. At a hearing held on August 12, 1999, the Bankruptcy Court entered an order providing for the appointment of a Chapter 11 trustee. On September 1, 1999, the Bankruptcy Court entered an order approving the United States Trustee's appointment of Kurt F. Gwynne as the Chapter 11 trustee. On September 3, 1999, the Trustee filed an application to employ Eric Lopez Schnabel of Klett Lieber Rooney & Schorling as counsel for the Trustee.

     G.   The Status of the Estate as of the Appointment of The Chapter 11
          Trustee

     As of September 1, 1999, the Debtor's estate had accrued significant unpaid post-petition claims. The following constitutes a summary estimate of the unpaid post-petition claims (without any setoff, recoupment, or other reduction for disputes relating to any such claims) of which the Trustee is aware:

          a) approximately $53,000 in asserted unpaid wages, salaries, and benefits; (2)

          b)   approximately $12,000 in asserted unpaid withholding taxes;

          c)   approximately $80,000 in unpaid trade vendor claims;

          d) approximately $29,000 due to Commerce Funding Corp. (factoring agreement); and

          e) approximately $280,000 in unpaid Administrative Expense Claims of professionals (as discussed below).

     H.   The Termination of the Debtor's Employees

     As of the Trustee's appointment, the Debtor had not paid any employees' salaries since August 1, 1999. In addition, no payroll taxes had been paid since mid-July 1999. Due to the Cash Collateral Order and the resulting inability to use the alleged cash collateral of the Lenders, the Trustee was forced to terminate the Debtor's employees (in the event they had not already resigned) on September 2, 1999, to avoid the accrual of any further payroll and payroll taxes. Bill Jones, a salesperson for the Debtor, continued to work as a consultant for the Debtor after such termination without receiving any compensation during the month of August 1999. The Trustee moved and was granted authority by the Bankruptcy Court by an interim consent order to use the alleged cash collateral to make payments, inter alia, to Bill Jones. The Trustee has also applied to the Bankruptcy Court to retain Bill Jones as an independent contractor consultant for the purposes of closing and performing under the MC PC Contract and the MC Installation Contract and to assist in the sale of the Debtor's inventory. The Trustee proposes to pay Bill Jones the sum of $6,000 per month, plus a five percent (5%) commission on any inventory sales. In addition, the Trustee further proposes to pay Bill Jones additional commissions in connection with the MC Installation Contract and the MC PC Contract (as discussed below). This application is scheduled for a hearing on October 8, 1999, at 9:30 a.m.

     I.   The Montgomery County Bids and The Status of Contract Negotiations

     Montgomery County issued the TRW RFP No. X01098 PSDS - R002 dated October 12, 1998, which requested proposals concerning the installation of ruggedized mobile subscriber equipment for Montgomery County's public safety personnel. The Debtor issued a bid in Response to the RFP. On June 22, 1999,

----------

     (2) Donald Barrett, the Debtor's former President and CEO, asserts that he is owed $37,000 in accrued but unpaid post-petition salary.

Montgomery County notified the Debtor that the MC Installation Bid was selected as the highest rated bid in response to the RFP.

     The Debtor and L&E dispute who has the right to proceed with the MC Installation Bid and who has the right to the proceeds of any MC Installation Contract. The Debtor contends that it was the only authorized bidder because L&E missed a mandatory qualified bidders' meeting. The Debtor further contends that there was approximately $700,000 in profit built into the MC Installation Bid for the Debtor.

     L&E contends that the MC Installation Bid was based upon L&E's prior performance history. L&E further asserts that it was going to perform the installation of the ruggedized mobile subscriber equipment pursuant to any MC Installation Contract. L&E further contends that the only reason the Debtor was also listed as a bidder on the MC Installation Bid is because L&E missed the qualified bidders' meeting. L&E maintains that Montgomery County has since accepted L&E as a qualified bidder. Finally, L&E contends that no profit for the Debtor was built into the MC Installation Bid. L&E maintains that it never added profit for any other entity in L&E's bids.

     On September 9, 1999, the Trustee and L&E began contract negotiations with Montgomery County. Montgomery County notified the Debtor that it must "be out of Chapter 11" within thirty (30) days after the meeting in order to obtain the MC Installation Contract. The Trustee is attempting to confirm the Plan on or before that "deadline." In addition, Montgomery County has stated its desire to contract directly with L&E on the MC Installation Contract and Cycomm International, Inc. ("Cycomm") on the MC PC Installation Contact.

     The Debtor also issued the MC PC Bid in response to another request for proposals issued by Montgomery County. Montgomery County set the same deadline concerning the MC PC Bid.

     L&E and the Debtor also dispute who has the right to proceed with the MC PC Bid and who has the right to the proceeds of any MC PC Contract. The Debtor asserts that, although L&E was listed on the cover page of the MC PC Bid, the Debtor made that bid without L&E. Again, the Debtor contends that L&E was not a qualified bidder due to L&E's failure to attend a mandatory bidders meeting.

     L&E counters that it was accepted by Montgomery County as a qualified bidder on the MC PC Bid. L&E further contends that the Debtor was not licensed to sell PCMobile computers at the time of the MC PC Bid (although the Debtor contends that Cycomm authorized the Debtor to make the MC PC Bid). L&E asserts that it had already sold approximately 20 PCMobile units to Montgomery County as part of a pilot program well before MC PC Bid was made.

     The Trustee is also negotiating with L&E and Cycomm for the assignment of the Debtor's interests in the MC Installation Bid, any MC Installation Contract, the MC PC Bid, and any MC PC Contract.

     J.   The Status of Negotiations With L&E

     L&E and the Trustee have agreed in principle, subject to Bankruptcy Court approval and the memorialization and execution of a settlement agreement, to settle their disputes concerning the the MC Installation Bid, the MC Installation Contract, the MC PC Bid, the MC PC Contract, and the Adversary Proceeding. The Plaintiffs have offered to cause Montgomery County to pay the sum of Two Hundred Ninety Thousand Dollars ($290,000) to the Debtor's estate for the estate's interest in the MC Installation Contract. The $290,000 represents ten percent of the current contract price. L&E has also offered to pay a one half percent (0.5%) commission to Bill Jones (which commission is based upon the full $2.9 million contract value). The Debtor will also pay a 0.5% commission to Bill Jones (which commission is based upon the full $2.9 million contract value). Thus, the Debtor's estate would receive the sum of Two Hundred Seventy Five Thousand Five Hundred Dollars ($275,500) from the sale of the estate's interest in the MC Installation Contract. The $275,500 would be paid over time during the term of the contract, which is expected to last approximately two (2) years. The Debtor's estate would be paid one tenth (1/10th) of each payment under the MC Installation Contract. L&E is attempting to negotiate the advance payment of twenty five percent (25%) of the MC Installation Contract proceeds. If such advance payment is made, the Debtor's estate would receive one-tenth (1/10th) of such payment.

     The Plaintiffs and the Trustee have also agreed in principle, subject to Bankruptcy Court approval and the memorialization and execution of a settlement agreement, to settle the Adversary Proceeding for the sum of One Hundred Ninety Five Thousand Dollars ($195,000). Counsel for the Plaintiffs has proposed the payout of the $195,000 as follows: (i) $130,000 within approximately two (2) weeks after the execution of a settlement agreement, with such funds to be held in escrow pending Bankruptcy Court approval of the agreement and (ii) $65,000 within one (1) year after the payment of the $130,000. Other terms of the proposed agreement include the subordination Claims of the Plaintiffs' claims against the Debtor's estate to all Allowed Unsecured Nonpriority Claims. Those claims include L&E's claim for $1,000,000 in working capital payments and LeMaire's and Eisenberger's claim (in the aggregate) for $700,000 pursuant to their put of stock in L&E. As discussed above, such claims were being vigorously contested by the Debtor in the Adversary Proceeding.

     K.   The Status of Negotiations With Cycomm

     Cycomm and the Trustee have also agreed in principle for the Debtor's assignment to, and Cycomm's assumption of, the Debtor's rights under the MC PC Contract. Specifically, Cycomm has agreed to cause Montgomery County to pay five percent (5%) of the MC PC Contract proceeds to the Debtor's estate. That is the same percentage profit that the Debtor intended to obtain from the completion of the MC PC Contract. As the MC PC Contract will take an estimated two (2) years to complete, the Debtor will receive its 5% over time. The Debtor will receive 5% of the proceeds of each payment under the MC PC Contract. Cycomm is attempting to negotiate a twenty five percent (25%) advance payment of the MC PC Contract proceeds.

     Pursuant to the MC PC Contract, each PCMobile computer will be purchased by Montgomery County for the sum of $6,253.20. As Montgomery County requested bids for 1,859 PCMobile computers, the MC PC Contract price is approximately $11,624,698. Thus, the Debtor's estate would receive approximately $581,234.50 (which is 5%) out of such proceeds.

     Montgomery County, however, has already advised Wilbur D. Jones, the Debtor's consultant, that Montgomery County intends to purchase a total of 2,200 PCMobile computers. The MC PC Contract proceeds would total $13,757,040. The Debtor's estate would receive approximately $687,852 (which is 5%) out of such proceeds.

     The Trustee has filed an application for Bankruptcy Court approval of the Trustee's engagement of Mr. Jones as a consultant in connection with the MC PC Contract. Pursuant to the application Wilbur Jones will receive seven percent (7%) of the Debtor's proceeds of the MC PC Contract. Thus, if the Debtor's estate receives $687,852, Mr. Jones would receive a $48,150 commission out of those funds.

     Although the Trustee believes that he will be able to finalize a settlement agreement with L&E and an assignment agreement with Cycomm, there is no guarantee that the Trustee will be able to do so. In the event that the Trustee is unable to finalize those agreements, the Trustee will seek to negotiate the MC Installation Contract and the MC PC Contract. Specifically, the Trustee will seek to replace L&E with another installer and will seek to perform directly under the MC PC Bid (pursuant to which the Debtor is acting as a distributor). Any disputes concerning whether the Debtor or L&E is entitled to negotiate, perform under, and receive the proceeds of, the MC Installation Contract and the MC PC Contract, however, may cause the Debtor and L&E to lose the benefit of both contracts. If that were to happen, the Debtor's estate may be administratively insolvent, and unsecured creditors would likely receive little or no distribution absent success in the litigation against the Plaintiffs.

     L.   The Complaint to Avoid the Lenders' Security Interests

     Prior to or shortly after a confirmation hearing on the Plan, the Trustee intends to file a complaint to avoid the Lenders' security interests in substantially all of the Debtor's assets, including but not limited to, inventory, accounts, equipment and general intangibles. The Complaint will include a count to avoid the Lenders' security interests pursuant to Section 544 of the Bankruptcy Code. The Complaint will also include a request for a determination of the validity, priority and extent of the Lender's security interests (if any). The Committee has indicated its support of the Trustee's action to avoid the Lenders' lien on the purported collateral as will be set forth more fully in the Complaint.

IV. SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

     A.   Unclassified Claims

          1.   Allowed Administrative Expense Claims

     Allowed Claims for costs and expenses of administering the Estate pursuant to Sections 503(b) and 507(b) of the Bankruptcy Code shall, unless otherwise agreed to by the holder of such Claim and the Trustee or Disbursing Agent, receive payment in full in Cash equal to the Allowed amount of such Administrative Expense Claim on the Effective Date, or if such Administrative Claim is not allowed as of the Effective Date, within thirty (30) days after the date on which an order allowing such Administrative Expense Claim becomes a Final Order.

     Prior to the Petition Date, the Debtor paid at least the sum of $15,000 to The Bayard Firm as a retainer. As of September 11, 1999, The Bayard Firm asserted that it was owed approximately $125,000 net of the retainer.

     Prior to the Petition Date, the Debtor also paid the sum of $25,000 to The Gary Rosen, Chartered law firm as a retainer. The Gary Rosen, Chartered law firm, co-counsel for the Debtor, asserts that it is owed approximately $40,000, net of the retainer.

     The law firm of Blank Rome Comisky & McCauley, LLP ("Blank Rome") is counsel for the Committee. The Blank Rome firm estimates that its fees will be at least $70,000 as of the Confirmation Date. The Blank Rome firm's fees could be higher or lower depending upon the date of the Confirmation Hearing and the amount of litigation prior to that date.

     The law firm of Klett Lieber Rooney & Schorling ("Klett Lieber"), proposed counsel for the Trustee, estimates that its fees will total approximately $45,000 as of the Confirmation Date. The Klett Lieber firm's fees could be higher or lower depending upon the date of the Confirmation Hearing and the amount of litigation prior to that date.

     Additional administrative expenses are discussed above in Section III.G "The Status of the Estate as of the Appointment of the Chapter 11 Trustee."

     The Trustee and the Committee reserve their rights to object to any Administrative Expense Claim.

     2. Allowed Tax Priority Claims

     Unless otherwise agreed to by the holder of an Allowed Tax Priority Tax Claim, such Claim shall be paid in full, in Cash by Semi-Annual Payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the allowed amount of such Claim, except that the holder of an Allowed Tax Priority Claim may be paid on such date and upon such other terms as may be agreed upon by that holder, the Committee and the Trustee or Disbursing Agent. The Trustee believes that Claimants may assert the following as Priority Tax Claims (among others):

          (a)  approximately $23,074.86 (Fairfax County, Virginia);

          (b)  approximately $ 6,551.36 (Va. Dept. of Taxation); and

          (c) approximately $9,000.54 (1997 and 1998 taxes to Town of Herndon, Va.)

     B.   Classified Claims

     1. Class 1 Claim - The Viasystems f/k/a Pagg Allowed Secured Claim. The holder of a Class 1 Allowed Claim shall be paid in full in Cash by Semi-Annual Payments with interest at the rate of three percent (3%) or such other rate as is ordered by the Bankruptcy Court, over a three (3) year period commencing on the Effective Date; except that the holder of such a Claim may be paid on such dates and upon such other terms as may be agreed upon by such holder, the Committee and the Trustee or Disbursing Agent.

     In the alternative, pursuant to Section 1129(b)(2)(A)(iii), the Disbursing Agent, with the consent of the Committee, may surrender to Viasystems f/k/a Pagg the inventory securing the Viasystems f/k/a Pagg Allowed Secured Claim.

     Based upon a recent invoice from Viasystems f/k/a Pagg, the Trustee believes that Viasystems f/k/a Pagg will assert an Allowed Secured Claim in an approximate amount of $40,000. The Trustee reserves the right to object to the validity, priority or extent of the Viasystems f/k/a Pagg Allowed Secured Claim.

     2. Class 2 Claims - Lenders' Allowed Secured Claims. Each holder of a Class 2 Allowed Claim shall be paid in full, in Cash by Semi-Annual Payments with interest at the agreed upon rate as set forth in the Security Agreements, or such other rate as ordered by the Bankruptcy Court, over a three (3) year period commencing on the Effective Date; except that the holder of such a Claim may be paid on such dates and upon such other terms as may be agreed upon by such holder, the Committee and the Trustee or Disbursing Agent.

     The Trustee believes that the Lenders' Secured Claims will be disallowed. Specifically, the Trustee believes that the Lenders' security interests will be avoided under 11 U.S.C. Section 544 (or otherwise) because the Lenders did not file a UCC-1 financing statement in the County of Fairfax in the State of Virginia as the Trustee believes is required by Va. Stat. Ann. Section 8.9-401(1)(c). If the Lenders' security interests are avoided, the Lenders' Claims will become Class 4 Non-Priority Unsecured Claims.

     In the alternative, pursuant to Section 1129(b)(2)(A)(iii), the Disbursing Agent, with the consent of the Committee, may surrender to the Lenders the inventory securing the Lenders' Allowed Secured Claims. If the Lenders hold unavoidable security interests, the Lenders would also have the right to the proceeds of their other collateral, including but not limited to, accounts and general intangibles.

     3. Class 3 Claims - Other Priority Claims. Each holder of a Class 3 Allowed Other Priority Claim shall be paid in full in Cash on the later of (a) the Effective Date or (b) the first Business Day that is thirty days (30) days after the date any such Claim becomes an Allowed Claim, except that the holder of an Allowed Other Priority Claim may be paid on such dates and upon such other terms as may be agreed upon by such holder, the Committee and the Trustee or Disbursing Agent.

     4. Class 4 Claims - Non-Priority Unsecured Claims. After the Allowed Claims in Classes 1, 2 and 3 have been paid in full, each holder of a Class 4 Allowed Non- Priority Unsecured Claim, including Allowed Rejection Claims, if any, shall receive a Pro Rata Distribution by Semi-Annual Payments, except that the holder of such a Claim may be paid on such dates and upon such other terms as may be agreed upon by such holder, the Committee and the Trustee or Disbursing Agent. The Class 4 Allowed Non-Priority Unsecured Claims shall be paid out of the proceeds of the Property of the Estate, including, but not limited to, the following:

     a. personal property including, without limitation, goods, equipment, inventory, fixtures, commercial paper, chattel paper, negotiable instruments, money, accounts receivables, general intangibles and any other legal or equitable interests of the Debtor within the meaning of Section 541 of the Bankruptcy Code;

     b. avoidance actions pursuant to 11 U.S.C. Section 544, 545, 547, 548, 549, 550, 551, and 553(b);

     c. other Causes of Action;

     d. the MC PC Bid and the MC PC Contract; and

     e. the MC Installation and the Bid MC Installation Contract.

     5. Class 5 - Interests. The holders of Class 5 Interests shall receive no distribution under the Plan and, pursuant to Section 1126(g) of the Bankruptcy Code, shall be deemed to reject the Plan. Upon the Confirmation Date, all the holders of Class 5 Interests shall have all of their rights and legal and equity interests in the Interests extinguished and canceled.

V. DUTIES AND RESPONSIBILITIES OF DISBURSING AGENT

     The Disbursing Agent shall make payments to the holders of Allowed Claims as provided in the Plan. The Disbursing Agent shall establish any deposit account(s) necessary or appropriate to effectuate the Plan. Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, the Property of the Estate belonging to the Debtor and/or the Estate, including but not limited to Causes of Action shall be retained by the Debtor and shall be enforced by the Disbursing Agent who shall prosecute any such Causes of Action pursuant to this Plan. The proceeds of such Causes of Action and Property of the Estate shall be used by the Disbursing Agent to make the Cash Distributions to Classes 1 through 4, inclusive, as set forth in the Plan. No bond covering the Disbursing Agent shall be required.

VI. FUNDING OF THE PLAN

     The Disbursing Agent will utilize Property of the Estate to the extent necessary to ensure that Classes 1 through 4 are paid pursuant to the terms of the Plan.

VII. BAR DATE; DISPUTED CLAIMS OR INTERESTS AND SEGREGATION OF RESERVES

     The Trustee intends to file a motion requesting that this Court establish one or more bar date(s) for the filing of Administrative Expense Claims and unsecured Claims. Creditors will receive notice of such bar date(s). Any entity failing to file a proof of claim prior to the bar date may be forever barred from asserting such claim (absent a finding by the Bankruptcy Court of excusable neglect).

     The Trustee, the Committee and/or the Disbursing Agent shall have the standing to object, in full or in part, to any Claim or Interest. Any other party in interest shall have the standing to object, in full of in part, to any Claim or Interest if the Trustee, the Committee and the Disbursing Agent fail to object to such claim or interest within thirty (30) days after their receipt of a written demand for such an objection by that party in interest. Except as may be otherwise agreed with respect to any Disputed Claim, no Distribution shall be made on a Disputed Claim unless such Disputed Claim shall have become an Allowed Claim. Upon any Distribution to a Class for which there exists any Disputed Claim, the Disbursing Agent shall set aside an amount of Cash equal to the amount of the Distribution on account of the Disputed Claim(s). At such later time when any Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall pay to such holder a Disbursement in the amount such holder would have received if such holder's Disputed Claim been an Allowed Claim as of the Effective Date. Excess Cash set aside for Disputed Claims after they have been disallowed or become an Allowed Claim in a reduced amount, shall be distributed Pro Rata to the remaining class members holding Allowed Claims, or if none, to the next class junior in priority that is receiving Distributions under this Plan.

VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; REJECTION CLAIMS

     All Executory Contracts and Leases shall be rejected effective as of the Petition Date. All Claims arising from rejection of Executory Contracts or Leases shall be forever barred unless a Rejection Claim is duly filed with the Bankruptcy Court and served on counsel for the Committee and the Trustee or the Disbursing Agent within thirty (30) days after the Confirmation Date, or such earlier date as may be set by the Bankruptcy Court. Any Rejection Claim shall be classified in Class 4 pursuant to Section 502(g) of the Bankruptcy Code.

     The term Executory Contract is defined in the Plan as any contract which is executory within the meaning of Section 365(a) of the Bankruptcy Code and any unexpired lease to which the Debtor is a party; provided, however, the MC PC Bid, the MC PC Contract, the MC Installation Bid, the MC Installation Contract, the Time Warner Agreement, the Share Purchase Agreement, the Note, or the Pledge

Agreements, and any post-petition contract shall not be an executory contract or unexpired lease.

IX. RETENTION AND ENFORCEMENT OF CLAIMS BELONGING TO THE DEBTOR AND/OR THE
    ESTATE

     The Plan provides for the retention of all Causes of Action, of whatever nature, belonging to the Debtor and/or the Estate. Those claims and causes of action include, but are not limited to, all claims and causes of action for preferential, fraudulent, post-petition, unauthorized or other avoidable transfers under Chapter 5 of title 11, including but not limited to Sections 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code. The retention of such avoidance actions includes but is not limited to claims against all entities listed in the Debtor's response to Questions 3(a) and (b) on its Statement of Financial Affairs. The Plan further provides for the retention of all other claims of the Debtor and the Estate, including but not limited to any claims under the D&O Policy.

X. RETENTION OF JURISDICTION

     The Plan provides that the Bankruptcy Court will retain jurisdiction over the Case and all related proceedings to the fullest extent permitted by law. A non-exhaustive list of matters of which the Bankruptcy Court will retain jurisdiction is set forth in Article XI of the Plan.

XI. BEST INTERESTS OF CREDITORS TEST-HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS

     With respect to each impaired class of Claims or Interests, each holder of a Claim or Interest in such class must accept the Plan or the Bankruptcy Court must determine that such holder will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Estate were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The Trustee believes that the Plan offers the holders of Claims the potential for a distribution well in excess of the distribution that such holders would receive if the Estate's assets were liquidated in a Chapter 7 liquidation. The Trustee further believes that the Interests will not receive any distribution under the Plan or in any Chapter 7 liquidation.

     A copy of the Trustee's Liquidation analysis is attached as Exhibit B. An explanation of the assumptions and contingencies set forth in the Liquidation Analysis, as well as other potential liquidation scenarios are discussed in the Notes accompanying the Liquidation Analysis.

     Pursuant to the Plan, the Trustee believes that the holders of unsecured nonpriority claims, which total approximately $3.1 million, may receive a pro rata distribution of approximately $600,000 to $800,000 after the payment of Administrative Expense Claims. Such a distribution would represent a recovery of approximately 19% to 26% of each unsecured nonpriority creditor's claim. Such distribution may actually be less than 19% to 26% because those estimates have to be discounted to reflect the present value of such distributions over approximately two (2) years.

     If the Debtor is unable to effect settlement agreements and/or assignment agreements with the Plaintiffs and Cycomm, and if the Debtor is unable to complete the MC Installation Contract and the MC PC Contract without the cooperation of the Plaintiffs and Cycomm, the unsecured creditors may receive little or no distribution even in a Chapter 11 bankruptcy case.

XII. VOTING AND CONFIRMATION OF THE PLAN

     A. In General

     To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Trustee, including that

     (i) the Plan complies with the applicable provisions of title 11 of the United States Code,

     (ii) the Trustee complies with the applicable provisions of title 11 of the United States Code,

     (iii) the Plan has been proposed in good faith and not by any means forbidden by law,

     (iv) any payment made under the Plan for services or for costs and expenses incurred in connection with the Debtor's bankruptcy case has been approved, or is subject to approval, by the Bankruptcy Court as reasonable,

     (v) the Plan discloses the identity and affiliations of certain insiders and affiliates,

     (vi) the identity of any insiders that will be employed or retained by the Debtor and the nature of any compensation to such insider,

     (vii) adequate disclosure required by Section 1125 of the Bankruptcy Code has been made,

     (viii) the Plan has been accepted by holders of Claims and Interests that possess at least 2/3 (two-thirds) in amount and more than 1/2 (one-half) in number of the Allowed Claims or Interests held by Claimants or Interest holders in each class that have voted on the Plan (except to the extent that cramdown is available under Section 1129(b) of the Bankruptcy Code),

     (ix) the Plan is feasible and confirmation of the Plan will not likely be followed by liquidation or further reorganization not provided for in the Plan,

     (x) all fees and expenses payable pursuant to 28 U.S.C. Section 1930 have been paid or will be paid on the Effective Date, and

     (xi) at least one class of claims that is impaired has voted to accept the Plan by more than one-half in number of claim holders and at least two-thirds in the amount of claims in such class (without considering any acceptance of the Plan by any insiders).

     In addition, to the extent that the holder of a Claim has not agreed to a different treatment, the Plan must provide that

     (i) with respect to a Claim of a kind specified in Section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, the holder of such Claim will receive on the Effective Date cash equal to the Allowed amount of such Claim,

     (ii) with respect to a Claim of a kind specified in Section 507(a)(3),
(a)(4), (a)(5), (a)(6), or (a)(7) of the Bankruptcy Code, the holder of such Claim will receive deferred cash payments of a value, as of the Effective Date, equal to the Allowed amount of such Claim, if such class has accepted the Plan, or cash on the Effective Date equal to the Allowed amount of such Claim, if such class has not accepted the Plan, and

     (iii) with respect to a Claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code, the holder of such Claim will receive deferred cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

     B. Voting Procedures and Requirements

     Only classes of Claims or Interests that are "impaired" within the meaning of Section 1124 of the Bankruptcy Code are entitled to vote to accept or to reject the Plan. A class is "impaired" if the legal, equitable or contractual rights relating to the Claim or Interests are altered other than by curing defaults, reinstating maturity, and compensating the holder of such Claim or Interest for any damages incurred by such holder as a result of any reasonable reliance on such contractual provisions or applicable law.

     Classes of Claims and Interests that are unimpaired are not entitled to vote on a plan and are conclusively presumed to have accepted the plan. Conversely, classes of Claims and Interests that receive no distributions under a plan are deemed to have rejected the plan.

     All Classes 1 through 5 of the Plan are impaired within the meaning of
Section 1124 of the Bankruptcy Code. Holders of Claims in Classes 1 through 4 are entitled to vote. The Trustee shall solicit acceptances or rejections of the Plan from the holders of Claims in Classes 1 through 4.

     Although the Interests in Class 5 are impaired, the holders of such Interests shall not receive any distribution under the Plan. Therefore, pursuant to Section 1126(g) of the Bankruptcy Code, the holders of Interests in Class 5 are conclusively presumed to have rejected the Plan, and solicitation of acceptances of the Plan from such Interest holders is not required.

     The holder of any Allowed Claim that fails to vote on the Plan shall be deemed to have voted to accept the Plan.

XIII. EFFECT OF CONFIRMATION

     A. Parties in Interest are Bound by the Plan. Pursuant to Section 1141(a) of the Bankruptcy Code, confirmation of the Plan shall bind the Trustee, the Debtor, the holder of each Claim, the holders of any Interest, and any entity receiving Property of the Estate under the Plan whether or not the holder's Claim or Interest is impaired under the Plan and whether or not such holder has accepted the Plan.

     B. Extinguishing of Class 5 Interests. Upon the Confirmation Date, all the holders of Class 5 Interests shall have all of their rights and legal and equity interests in the Interests extinguished and canceled. Contemporaneously therewith, the Debtor shall issue one (1) share of stock to the Disbursing Agent, who shall hold that stock for the benefit of and in trust for the holders of Allowed Class 4 Claims.

     C. Revesting of Property of the Estate. All Property of the Estate shall revest in the Debtor pursuant to Section 1141(b) and (c) of the Bankruptcy Code.

     D. No Discharge of Debtor. Pursuant to Section 1141(d)(3)(A) of the Bankruptcy Code, the Plan provides that the Debtor shall not receive a discharge.

     E. No Discharge or Release of Affiliates, Insiders or Other Third Parties. Nothing herein is intended to, or does, discharge or release any Affiliate, Insider or other third party. Recourse may be had against the Affiliates, Insiders or other third parties in accordance with applicable law.

     F. Injunction. The commencement or continuation of any action, the employment of process or act to collect, offset or recover any debts of, or Claims against, either or both of the Trustee and the Debtor, or the commencement or continuation of any action to enforce any Lien on, or security interests in, Property of the Estate or the reorganized Debtor, which debts, Claims, Liens, or security interests arose at any time on or before the Effective Date, shall be permanently stayed and enjoined, except as otherwise specifically provided for in the Plan.

     G. Release of Claims. Any and all claims, demands, allegations or causes of action against the Committee or the Trustee relating to the Chapter 11 Case that accrued subsequent to the Petition Date and prior to the Effective Date shall be released and all entities bound by the Plan shall be enjoined from commencing or asserting any such claims, demands, allegations or causes of action; provided however, that the Trustee, the Disbursing Agent or their authorized agents or assigns may commence and prosecute against any member(s) of the Committee one or more actions under Chapter 5 of the Bankruptcy Code, and/or any objections to the Committee members' claims.

     H. Exculpation. The Trustee, Disbursing Agent, the Estate, the Committee, and their respective members, officers, directors, employees, or agents (including any professionals retained by such persons) shall have no liability to any holder of a Claim or Interest for any act or omission in connection with or arising out of the formulation of the Plan, the pursuit of approval of the Disclosure Statement, the solicitation of votes for or confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     I. Release and Discharge of Duties. Upon the Effective Date, the Trustee shall be released from all duties as and discharged from the office of the Chapter 11 trustee of the Debtor.

     VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN, AND RETURN EACH BALLOT YOU RECEIVE.

     TO BE COUNTED, YOUR BALLOT MUST ACTUALLY BE RECEIVED BY 5:00 P.M., EASTERN STANDARD TIME (EST), ON _______________ , 1999, AT THE ADDRESS SET FORTH IN THE VOTING INFORMATION AND INSTRUCTIONS ACCOMPANYING YOUR BALLOT.

XIV. REQUEST FOR CONFIRMATION UNDER SECTION 1129(b) OF THE CODE

     The Trustee requests that the Bankruptcy Court confirm the Plan under the "cram down" provisions of Section 1129(b) of the Bankruptcy Code. The Trustee believes that the Plan will satisfy all of the provisions of Section 1129(a) of the Bankruptcy Code, except Section 1129(a)(8) because the Interests in Class 5 are deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code. Pursuant to Section 1129, the Bankruptcy Court shall confirm the Plan under Section 1129(b) if the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of Claims and Interests that is impaired under, and has not accepted, the Plan.

                           PROPONENT'S RECOMMENDATION

     For all of the reasons set forth in this Disclosure Statement, the Trustee believes that confirmation and consummation of the Plan is preferable to any other alternative. Therefore, the Trustee urges all holders of impaired Claims to vote to ACCEPT the Plan.

                             Respectfully submitted,
                             KURT F. GWYNNE, CHAPTER 11 TRUSTEE


                             By:
                                -----------------------------------
                                    Kurt F. Gwynne
                                    Chapter 11 Trustee for
                                    Telepad Corporation
                                    Two Logan Square, 12th Floor
                                    Philadelphia, PA 19103-2756

                                    (215) 567-7500

                                     - and -

                                    KLETT LIEBER ROONEY & SCHORLING

                                    A Professional Corporation


                             By:
                                -----------------------------------
                                    Eric Lopez Schnabel (#3672)
                                    One Commerce Center, Suite 1001
                                    Wilmington, DE 19801
                                    (302) 651-0335

                                    Proposed Counsel to Chapter 11 Trustee

                               TELEPAD CORPORATION
                   HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS

     I.      ASSETS

          A. Cash                                                $   69,000
          B. Accounts Receivable                                 $   10,000
          C. Inventory                                           $  200,000
          D. Bids/Potential Contracts
             1. MC Installation Contract                         $        0
             2. MC PC Contract                                   $        0
          E. Avoidance Actions                                   $   40,000
          F. Settlement with L&E                                 $  280,000
          G. D&O Litigation                                      $uncertain

               Total Assets:                                     $  599,000

     II.     COSTS ASSOCIATED WITH
             CHAPTER 7 LIQUIDATION

          A. Administrative Expenses
             1. Chapter 7 Trustee's Fees
                & Trustee's Counsel's Fees                       $   60,000
             2. Operating Costs                                  $   10,000

               Total Liquidation Costs:                          $   70,000

                    NET LIQUIDATION PROCEEDS:                    $  529,000

     III.    ALLOCATION OF NET
             LIQUIDATION PROCEEDS

          A. Viasystems f/k/a Pagg's Secured Claim               $   40,000

          B. Administrative Expense Claims
             1. Debtor's Counsel                                 $  165,000
             2. Committee's Counsel                              $   70,000
             3. Chapter 11 Trustee's Fees
                    & Trustee's Counsel's Fees                   $   45,000
             4. unpaid wages, salaries, and benefits             $   53,000
             5. unpaid withholding taxes                         $   12,000
             6. Commerce Bank (Factor
                    Agreement Debt)                              $   29,000
             7. Operational Expenses                             $   80,000

                    Total Secured Claims and Priority
                    Administrative Expense Claims                $  494,000

          C. Unsecured Priority Claims

             1. Tax Priority Claims                              $   38,000
             2. Other Priority Claims                            $   59,000

                    Total Priority Claims                        $   97,000

                    NET PROCEEDS AVAILABLE FOR
                    DISTRIBUTION TO NON-PRIORITY
                    UNSECURED CREDITORS                          $        0(3)

          D. Unsecured Non-Priority Claims

             1.     Lenders' Claim (if Security
                    Interests avoided)                           $1,500,000

             2.     Trade Vendors and Other
                    Unsecured Non-Priority
                    Claimants                                    $1,600,000

                    Total Unsecured Non-Priority Claims          $3,100,000

                    PRO RATA DISTRIBUTION IN
                    HYPOTHETICAL CHAPTER 7
                    LIQUIDATION                                           0%(4)


--------------------------------------------------------------------------------

           Notes to Hypothetical Chapter 7 Liquidation Analysis

     Assets

     The foregoing Hypothetical Chapter 7 Liquidation Analysis assumes that the Debtor will not be able to complete the work on the MC Installation Contract and the MC PC Contract. The Debtor will have no opportunity to complete work under any

--------

     (3) The $0 of net proceeds available for distribution to Non-Priority Unsecured Creditors was calculated by taking the sum of the Secured and Administrative Expense Claims ($494,000) and the Priority Claims ($97,000), and subtracting that sum from the net liquidation proceeds ($529,000). Thus, the net liquidation proceeds are less than all the Secured, Administrative Expense and Priority Claims combined.

     (4) The 0% distribution was determined by dividing the amount available for distribution to Non-Priority Unsecured Claims, $0, by the amount of such Non-Priority Unsecured Claims, $3,100,000.

such contracts or to sell its interests in the MC Installation Bid or the MC PC Bid if the case is converted to a Chapter 7 liquidation.

     The Accounts are discounted due to the circumstances concerning the Debtor's contract with Time Warner. With respect to the Time Warner contract, the Debtor will earn approximately $87,000 to complete the remainder of the Contract. The Debtor, however, will incur obligations in the approximate amount of $102,000 to complete the Time Warner contract. The Debtor's factor, Commerce, has already paid the Debtor for the account receivable under the Time Warner Contract. If the Debtor does not complete that contract and Commerce does not receive the proceeds of the account, as well as the $105,000 Time Warner is currently withholding, the Debtor may owe an additional administrative expense claim to Commerce in the approximate amount of $105,000 (which represents the amount not yet collected by Commerce). Accordingly, the Debtor presently intends to complete the Time Warner Contract at a ($15,000) loss going forward from the date of this Disclosure Statement.

     The Plan is premised upon the belief that maximizing the value of Property of the Estate requires the Debtor's completion of contract negotiations and performance (or the assignment of the Debtor's rights) under the MC Installation Bid, the MC PC Bid, the MC Installation Contract and the MC PC Contract. Pursuant to the Plan, the Debtor will have the opportunity to earn approximately $1,400,000 from such contracts.

     The Debtor has been involved in settlement negotiations with L&E, LeMaire and Eisenberger. The $280,000 estimated settlement amount may be higher or lower than the actual settlement amount. In addition, if the Debtor's litigation with L&E does not settle, the Debtor could obtain a judgment in the amount of $1,300,000. The Debtor, however, would have to collect that judgment from the assets of a closely held corporation, L&E, and the assets of individual judgment debtors, Christine LeMaire and Dean Eisenberger. Mr. Eisenberger's marital status and Ms. LeMaire's residence in Texas may make collection upon any such judgment difficult or impossible. Moreover, there is always risk and uncertainty in litigation. The Debtor could recover a judgment substantially less than $1,300,000.

     The D&O litigation claims were not valued for purposes of the Liquidation Analysis. The Trustee believes that the D&O litigation could be pursued in either Chapter 7 or Chapter 11 with relatively equal efficiency and, therefore, the valuation of the D&O litigation is inconsequential to the Liquidation Analysis. The proceeds available under the D&O Policy are at least One Million Dollars ($1,000,000). The Trustee believes that the damages to be sought in such litigation may exceed the available proceeds.

     Liabilities

     The Liquidation Analysis assumes that the Trustee and the Committee are successful in filing and prosecuting an adversary proceeding against the Lenders to avoid their security interests in the Debtor's assets. If the Trustee and the Committee were unsuccessful in that litigation, the Lenders may have a secured claim in the amount of approximately $1,000,000, and a deficiency claim for the remainder of their claim. The Lenders may also have a post-petition claim based upon the diminution of their collateral.

     The Liquidation Analysis further assumes that holders of Administrative Expense Claims, Tax Priority Claims, Other Priority Claims, and Non-Priority Unsecured Claims will receive compensation based upon the full amounts that they have requested or estimate will be due. The Disbursing Agent is likely to object to many Claims. Thus, the ultimate amount of Allowed Claims will likely be smaller than the amounts utilized in the Liquidation Analysis.

     Tax Priority Claims were listed on the Debtor's Schedule D in the amount of approximately $19,000, and the analysis estimates that additional $19,000 in Tax Priority Claims will be asserted. Other Priority Claims were listed on the Debtor's Schedule D in the amount of approximately $59,000. The estimated unpaid Operational Expenses are comprised primarily of unpaid wages, unpaid payroll withholding taxes, unpaid administrative rent, and unpaid post-petition claims of other trade vendors.

     The amount of scheduled unsecured claims totals approximately $1,600,000. The Liquidation Analysis further assumes that an additional $1,500,000 in unsecured claims will exist upon avoidance of the Lenders' security interests. Thus, the Liquidation Analysis assumes unsecured claims totaling approximately $3,100,000.